EXHIBIT 99.1

AMERICAN ACHIEVEMENT GROUP HOLDING CORP. ANNOUNCES AMENDMENT TO ITS PREVIOUSLY
ANNOUNCED CASH TENDER OFFER WITH RESPECT TO ITS 12.75% SENIOR PIK NOTES DUE 2012

AUSTIN, TX, July 20, 2009 – American Achievement Group Holding Corp. (the “Company”) announced today that it is amending its previously announced cash tender offer (the “Offer”) with respect to its outstanding 12.75% Senior PIK Notes due 2012 (CUSIP No. 02369BAB2, 02369BAA4, 02369BAE6, 02369BAD8) (the “Notes”), and it has distributed a supplement, dated as of the date hereof (the “Supplement”) to its offer to purchase, dated June 4, 2009 (the “Offer to Purchase”).

As of 11:59 p.m., New York City time, July 17, 2009, $37,335,720 aggregate principal amount of the Notes, representing approximately 34% of the outstanding Notes, had been validly tendered and not withdrawn (the “Previously Tendered Notes”).  Except as specifically set forth in the Supplement and below, the amended terms of the Offer apply to the Previously Tendered Notes as well as any Notes that are tendered on or after the date hereof and prior to the new offer expiration date described below (the “Subsequently Tendered Notes”).

As set forth in the Supplement, the Company is amending the Offer as follows:

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The Offer has been extended to 11:59 p.m., New York City time, on July 31, 2009, and will expire at such time unless further extended or earlier terminated by the Company in its sole discretion (such date and time, as the same may be extended or earlier terminated, the “Offer Expiration Date”).

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The Company will purchase up to $85,000,000 aggregate principal amount of the Notes, representing approximately 77% of the outstanding Notes (the “Tender Cap”).  The Company may increase or waive the Tender Cap at its sole discretion.  If the aggregate principal amount of Notes validly tendered pursuant to the Offer exceeds the Tender Cap, then, if the Company accepts Notes for purchase, it will purchase any Previously Tendered Notes in full and will purchase any Subsequently Tendered Notes on a pro rata basis among such tendering holders of such Subsequently Tendered Notes up to the remaining Tender Offer Cap, based on the aggregate principal amount of Subsequently Tendered Notes tendered by each such holder.

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Subject to the terms and conditions of the Offer, including the Minimum Tender Condition (as defined below), each holder of Notes who validly tenders, and does not withdraw, their Notes, including Previously Tendered Notes, will be eligible to receive $350.00 per $1,000.00 per principal amount of the Notes (the “New Total Consideration”) on or prior to the Offer Expiration Date.  No additional amounts will be payable with respect to any accrued or unpaid interest on the Notes since April 1, 2009.

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In addition to the conditions set forth in the Offer to Purchase, the Company’s obligation to accept for purchase any Subsequently Tendered Notes and pay the New Total Consideration for any Notes validly tendered pursuant to the Offer is subject to the condition that holders of at least $70,000,000 aggregate principal amount of the Notes, representing approximately 64% of the outstanding Notes, including any Previously Tendered Notes, validly tender, and do not subsequently withdraw, their Notes prior to the Offer Expiration Date (the “Minimum Tender Condition”).  The Company may waive the Minimum Tender Condition at its sole discretion.  If the Minimum Tender Condition is not satisfied or waived, any Subsequently Tendered Notes will not be accepted for purchase in the Offer.  In such event, subject to the other terms and conditions of the Offer, the Company will accept for purchase only the Previously Tendered Notes, but such holders will be eligible to receive only the original Total Consideration of $230.11 per $1,000.00 per principal amount of any Previously Tendered Notes.  The New Total Consideration will not be payable with respect to any Notes if the Minimum Tender Condition is not satisfied or waived.

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Holders of Subsequently Tendered Notes may withdraw their Subsequently Tendered Notes in accordance with the withdrawal provisions set forth in the Offer to Purchase at any time prior to 11:59 p.m. New York City time, on July 31, 2009, unless extended.  Holders of Previously Tendered Notes may not withdraw their Previously Tendered Notes.

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The Early Tender Premium has been eliminated.  Each holder who validly tenders their Notes on or prior to the Offer Expiration Date will be eligible to receive either the New Total Consideration or the original Total Consideration as set forth above.

All other material terms of the Offer remain unchanged.  The Offer is being made solely pursuant to the Offer to Purchase, as amended by the Supplement.

Goldman, Sachs & Co. is acting as the dealer manager for the Offer.  The depositary and information agent for the Offer is Global Bondholder Services Corporation.  Questions regarding the Offer may be directed to Goldman, Sachs & Co., at (800) 828-3182 (toll free) or (212) 357-4692 (collect).  Requests for copies of the Offer to Purchase and related documents may be directed to Global Bondholder Services Corporation at (866) 873-6300 (toll free) or (212) 430-3774 (banks and brokerage firms).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities.  The Offer is made solely by means of the Offer to Purchase, as amended and supplemented by the Supplement.

About the Company:

The Company is the indirect parent company of American Achievement Corporation.  American Achievement Corporation is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®, Balfour®, Keepsake®, and Taylor Publishing, American Achievement Corporation’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Gordon/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

This press release contains certain forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither the Company and American Achievement or any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.